EXHIBIT 99.(a)
News Release
Florida Progress Corporation
One Progress Plaza
St. Petersburg, Florida 33701
Contact: Karen Raihill - (813) 866-5023


Florida Progress Corporation reports higher first-quarter earnings

ST. PETERSBURG, Fla. (April 20, 1995) -- Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported first-quarter earnings of $46.6 million, or 49 cents per share, compared with $36.5 million, or 41 cents a share, earned a year ago. Revenues for the quarter totaled $703.2 million, compared with $639.2 million for the same three-month period in 1994. Prior-year amounts have been restated to include the 1994 activity for the acquisition of FM Industries, Inc.

Florida Power, the largest subsidiary of Florida Progress, earned $40.8 million, or 43 cents per share, on revenues of $515.9 million in this year's first quarter, compared with earnings of $31.8 million, or 36 cents a share, on revenues of $483.5 million for the same three-month period a year ago.

Retail kilowatt-hour sales at Florida Power increased by 4.1 percent in the first quarter of 1995, compared with the prior-year quarter. Customer growth of about 2 percent and the stronger economy contributed to the higher energy sales.

Utility earnings improved this year because, a year ago, Florida Power reduced earnings by $7.9 million for costs associated with a voluntary early retirement program. In addition, the impact of companywide cost-reduction efforts has helped to offset higher expenses for insurance, nuclear decommissioning and depreciation during the quarter.

Diversified earnings were $5.8 million, or 6 cents per share, in the quarter compared with the $4.7 million, or 5 cents a share, earned last year. Earnings from Electric Fuels were up over the same period in 1994, largely because of improved results from its inland marine and coal-mining operations.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of $5.7 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate and lending and leasing.


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Florida Progress Corporation
News Release - Florida Progress reports higher first-quarter 1995 earnings




                              Three Months Ended      Twelve Months Ended
                                    March 31                March 31

                        1995            1994           1995            1994
                   ------------    ------------   -------------- --------------
Revenues           $703,200,000    $639,200,000   $2,835,500,000 $2,594,900,000

Net Income         $ 46,600,000    $ 36,500,000   $  222,100,000 $  198,700,000
                   ============    ============   ============== ==============

Earnings Per
  Share (EPS):
Florida Power
  Corporation           $  .43          $  .36          $ 2.12          $ 2.04
Diversified Operations     .06             .05             .23             .19
                        ------          ------          ------          ------
Consolidated            $  .49          $  .41          $ 2.35          $ 2.23
                        ======          ======          ======          ======

Average Common
  Shares Outstanding  95,262,137      90,093,052      94,268,564     88,939,886